KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2015 FIRST QUARTER RESULTS

•	2015 first quarter earnings per share of $1.09 compared with $1.09 in the 2014 first quarter

•	Purchased six inland pressure barges in February for $41.3 million

•	2015 second quarter earnings per share guidance of $0.95 to $1.10

•	2015 year earnings per share guidance lowered and widened to $4.10 to $4.40 as a result of reduced expectations for the land-based diesel engine services business and increased pricing pressure in the inland marine transportation business

Houston, Texas (April 29, 2015) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2015 of $61.1 million, or $1.09 per share, compared with $62.2 million, or $1.09 per share, for the 2014 first quarter. Consolidated revenues for the 2015 first quarter were $587.7 million compared with $589.2 million reported for the 2014 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our results for the first quarter were near the middle of our guidance range as demand across the majority of the products we carry in the inland market remained at healthy levels. The decline in crude oil prices and anticipated decline in production has put some pressure on industry-wide utilization and pricing. Inland term contracts renewed essentially flat during the quarter, but we are experiencing slight negative rate pressure in the second quarter and expect this to continue while the market absorbs any excess equipment. In the coastal marine transportation business, market fundamentals remained consistent with the fourth quarter, with pricing for term contract renewals in the mid-to-high single digits. In our land-based diesel engine services business, we continue to work through a very challenging environment due to the decline in the price of crude oil. Consequently, to properly size our organization for the expected production schedule, we took aggressive cost cutting actions during the quarter, reducing our manufacturing head count by approximately 40%. In our marine diesel engine services and power generation markets, results reflected some softer activity in the Gulf of Mexico supply vessel market.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2015 first quarter were $419.9 million compared with $435.8 million for the 2014 first quarter. Operating income for the 2015 first quarter was $96.3 million compared with $97.6 million for the 2014 first quarter.

Kirby’s inland marine transportation business maintained tank barge utilization in the 90% to 95% range. Customers did return some barges moving crude oil and condensate during the quarter; however, most of the returned barges were put to work elsewhere in Kirby’s system. The industry did see some reduced utilization and some degree of negative pressure on both spot and contract rates. Inland marine operating conditions presented challenges during the quarter with heavy ice on the Illinois and Upper Ohio Rivers and heavy fog on the Gulf Coast. Also, the first quarter results did reflect the anticipated year over year negative impact of $0.04 per share for increased pension expense, reflecting actuarial changes to mortality tables and a lower discount rate.

The coastal marine transportation market benefitted from healthy demand for the transportation of refined petroleum products, black oil, including crude oil, and petrochemicals, with utilization remaining in the 90% to 95% range supporting higher contract renewal pricing. Operating conditions in the coastal markets were seasonally normal during the first quarter.

The marine transportation segment’s 2015 first quarter operating margin was 22.9% compared with 22.4% for the first quarter of 2014.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2015 first quarter were $167.8 million compared with $153.5 million for the 2014 first quarter. Operating income for the first quarter of 2015 was $8.8 million compared with operating income of $12.8 million for the 2014 first quarter.

The higher revenues as compared to the first quarter of 2014 were primarily a result of higher sales of parts, engines and transmissions, as well as the completion of some projects in backlog for the manufacture of new pressure pumping units in the land-based market. During the quarter, customers in the land-based market continued to request delays of existing orders for new pressure pumping units, which led to a significant portion of the backlog being delayed into 2016. In response to the reduced activity level in the land-based business, Kirby completed a reduction in force, reducing approximately 40% of its manufacturing workforce. In March, Kirby completed the sale of the assets of a small loss producing diesel engine product line for $9.5 million which resulted in a small gain. The severance expense from the reduction in force and the gain on sale approximately offset each other.

During the 2015 first quarter, demand in the marine diesel engine services market was slightly down due to weakness in the Gulf of Mexico oil service supply vessel market. Partially offsetting this decline was improvement in the power generation market, benefiting from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 5.3% for the 2015 first quarter compared with 8.3% for the 2014 first quarter.

Cash Generation
Kirby continued to generate strong cash flow during the 2015 first quarter with EBITDA of $148.6 million compared with $146.9 million for the 2014 first quarter. The cash flow was used in part to fund capital expenditures of $96.5 million, including $35.9 million for new inland tank barge and towboat construction, $19.6 million for progress payments on the construction of four new coastal articulated tank barge and tugboat units (“ATBs”), and $41.0 million primarily for upgrades to existing inland and coastal fleets. In addition, Kirby purchased six inland pressure barges for $41.3 million in February 2015. Total debt as of March 31, 2015 was $818.9 million and Kirby’s debt-to-capitalization ratio was 26.9%.

Treasury Stock Purchases
During the 2015 first quarter, Kirby purchased 1.25 million shares of its common stock at an average price of $78.27 per share. As of April 29, 2015, Kirby had approximately 3.5 million shares available under the existing repurchase authorization.

Outlook
Commenting on the 2015 second quarter and full year market outlook and guidance, Mr. Grzebinski said, “Our earnings guidance for the 2015 second quarter is $0.95 to $1.10 per share compared with $1.31 per share in the 2014 second quarter. We are lowering and widening the range for our full year 2015 guidance to $4.10 to $4.40 per share compared with our previous guidance of $4.50 to $4.70 per share. The volatility in oil prices and resulting uncertainty in domestic oil production has created an unusual amount of uncertainty in our land-based diesel engine services business in particular, but also in our inland marine transportation business. As a prudent measure given this environment, we have widened our guidance range for the full year and also provided a wider range for the quarter than is our typical practice. This also reflects an attempt to encompass, at the low end of the ranges, what we view as less likely, but possible results should performance in each of our markets underperform our expectations.”

Mr. Grzebinski continued, “In our land-based diesel engine services business, we have taken aggressive measures to remove costs in this business; however, customer-driven requests to delay orders have pushed much of the backlog for new pressure pumping units into 2016. The outlook for the sale of parts, engines and transmissions has also been reduced from our earlier expectations. We now expect the land-based diesel engine services business to generate a small quarterly operating loss through the end of 2015. With the reduction in force and other organizational changes to our land-based business, we will be able to scale our activity levels more cost effectively going into 2016.”

Lastly, Mr. Grzebinski stated, “Our new full year outlook also reflects a downward revision to our inland marine transportation business. Because of some uncertainty in crude oil volumes and the large number of 30,000 barrel barges built over the last few years, industry utilization for 30,000 barrel barges is not as strong and rates are under some pressure. Much of the rate pressure is being driven by a concern about the outlook for crude volumes. We think the market will strengthen once crude prices stabilize, and the expected additional barge volumes from refined products and petrochemicals come to market. This is not a broad based market downturn, but more of a pause which has put the brakes on new inland tank barge construction, a very positive reaction, and gives the market some breathing room. Rates should firm once excess equipment has been absorbed and market confidence returns. In our coastal marine transportation business, the outlook is for continued pricing increases and high utilization; however, we expect the results in the second quarter to be impacted by the timing of planned shipyards.”

Kirby expects 2015 capital spending to be in the $315 to $325 million range including approximately $75 million for the construction of 39 inland tank barges and three inland towboats, all expected to be delivered in 2015. The capital spending guidance range also includes approximately $95 million in progress payments for the construction of two 185,000 barrel coastal ATBs and two 155,000 barrel ATBs. The balance of $145 to $155 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, April 30, 2015, to discuss the 2015 first quarter performance as well as the outlook for the 2015 second quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Sterling Adlakha. The confirmation number is 39398320. An audio playback will be available at 1:00 p.m. central time on Thursday, April 30, 2015, through 5:00 p.m. central time on Friday, May 29, 2015, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. The passcode is 39398320#. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2014 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2015	2014
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$419,905	$435,771
Diesel engine services	167,768	153,475
	587,673	589,246
Costs and expenses:
Costs of sales and operating expenses	384,781	383,229
Selling, general and administrative	51,044	53,598
Taxes, other than on income	4,545	4,580
Depreciation and amortization	45,766	41,036
Gain on disposition of assets	(1,555)	(51)
	484,581	482,392

Operating income	103,092	106,854
Other income (expense)	60	(236)
Interest expense	(5,250)	(5,618)

Earnings before taxes on income	97,902	101,000
Provision for taxes on income	(36,491)	(37,989)

Net earnings	61,411	63,011
Less: Net earnings attributable to noncontrolling interests	(333)	(765)
Net earnings attributable to Kirby	$61,078	$62,246

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.09	$1.09
Diluted	$1.09	$1.09
Common stock outstanding (in thousands):
Basic	55,581	56,565
Diluted	55,703	56,781

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2015	2014
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$61,078	$62,246
Interest expense	5,250	5,618
Provision for taxes on income	36,491	37,989
Depreciation and amortization	45,766	41,036
	$148,585	$146,889

Capital expenditures	$96,533	$62,257
Acquisition of marine equipment	$41,250	$-

	March 31,
	2015	2014
	(unaudited, $ in thousands)
Long-term debt, including current portion	$818,900	$708,000
Total equity	$2,229,921	$2,090,911
Debt to capitalization ratio	26.9%	25.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2015	2014
	(unaudited, $ in thousands)

Marine transportation revenues	$419,905	$435,771

Costs and expenses:
Costs of sales and operating expenses	249,084	264,426
Selling, general and administrative	28,733	32,427
Taxes, other than on income	4,131	4,081
Depreciation and amortization	41,688	37,286
	323,636	338,220

Operating income	$96,269	$97,551

Operating margins	22.9%	22.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2015	2014
	(unaudited, $ in thousands)

Diesel engine services revenues	$167,768	$153,475

Costs and expenses:
Costs of sales and operating expenses	135,697	118,803
Selling, general and administrative	19,732	18,575
Taxes, other than on income	398	484
Depreciation and amortization	3,098	2,841
	158,925	140,703

Operating income	$8,843	$12,772

Operating margins	5.3%	8.3%

OTHER COSTS AND EXPENSES

	First Quarter
	2015	2014
	(unaudited, $ in thousands)

General corporate expenses	$3,575	$3,520

Gain on disposition of assets	$1,555	$51

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2015	2014

Inland Performance Measurements:
Ton Miles (in millions) (2)	3,098	2,990
Revenue/Ton Mile (cents/tm) (3)	8.9	9.6
Towboats operated (average) (4)	249	255
Delay Days (5)	2,378	2,897
Average cost per gallon of fuel consumed	$2.06	$3.13

Barges (active):
Inland tank barges	905	878
Coastal tank barges	69	72
Offshore dry-cargo barges	6	8
Barrel Capacities (in millions):
Inland tank barges	18.1	17.4
Coastal tank barges	6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2015 inland marine transportation revenues of $275,429,000 divided by 3,098,000,000 inland marine transportation ton miles = 8.9 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.